Exhibit 99.10(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Mutual of America Investment Corporation:

We consent to the incorporation by reference, in this registration statement, of our report dated February 28, 2006, on the statements of assets and liabilities of Mutual of America Investment Corporation (comprised of: Equity Index Fund, All America Fund, Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid-Cap Equity Index Fund, Aggressive Equity Fund, Composite Fund, Conservative Allocation Fund, Moderate Allocation Fund, Aggressive Allocation Fund, Money Market Fund, Short-Term Bond Fund, Mid-Term Bond Fund and Bond Fund (“the Funds”)), including the portfolios of investments in securities for the Conservative Allocation Fund, Moderate Allocation Fund and Aggressive Allocation Fund, and the summary of portfolios of investments in securities for each of the other Funds other than the Money Market Fund, as of December 31, 2005, and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York
April 28, 2006